Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

April 24, 2015

The Goldman Sachs Group, Inc.,

200 West Street,

New York, New York 10282.

Ladies and Gentlemen:

We are acting as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and delivery, on the date hereof, of $800,000,000 principal amount of the Company’s Floating Rate Notes due 2020 (the “2020 Notes”) and $800,000,000 principal amount of the Company’s Floating Rate Notes due 2023 (the “2023 Notes” and, together with the 2020 Notes, the “Notes”). The Company filed with the Securities and Exchange Commission, on September 15, 2014, a registration statement on Form S-3ASR (File No. 333-198735) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Notes. The Notes are being issued under an indenture, dated as of July 16, 2008 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In rendering this opinion, we have examined the following documents:

1.	The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company.

2.	The Certificate of Designations relating to the Company’s 5.375% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, liquidation preference $25,000 per share.

3.	The Indenture.

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4.	Certificates of officers of the Company with respect to the authorization of the Notes, the determination of the terms of the Notes and related matters.

5.	A Specimen of the Master Global Note, Medium-Term Notes, Series D dated September 19, 2011 (the “Master Global Note”).

6.	Amendment No. 1, dated April 21, 2015, to Pricing Supplement No. 2544, dated November 25, 2013, relating to the 2023 Notes.

7.	A Specimen of the 2020 Notes.

We also have examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Master Global Note and the 2020 Notes conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Master Global Note and the 2020 Notes have been manually signed by one of the Trustee’s authorized officers, that the Trustee has made an appropriate entry on Schedule A to the Master Global Note identifying the 2023 Notes as supplemental obligations thereunder in accordance with the instructions of the Company, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP